Exhibit 99.1

PARSONS®

THIRD QUARTER 2025

Earnings Press Release

Parsons* third quarter 2022 earnings press release

Parsons Reports Third Quarter 2025 Results

Q3 2025 Financial Highlights

▪
Q3 revenue of $1.6 billion decreased 10% year-over-year and 14% on an organic basis
▪
Revenue growth of 14% excluding confidential contract; 9% on an organic basis
▪
Q3 net income of $64 million decreased $8 million year-over-year
▪
Q3 adjusted EBITDA decreased 5% to $158 million; adjusted EBITDA margin of 9.8% increased 60 basis points
▪
Book-to-bill ratio of 1.0x and continued streak of TTM book-to-bill ratio of 1.0x or greater in every quarter since IPO
▪
Total backlog increased to $8.8 billion; 72% is funded, highest level since IPO
▪
Modifying fiscal year 2025 revenue and reiterating adjusted EBITDA and cash flow guidance ranges at mid-point

Chantilly, VA – November 5, 2025 Parsons Corporation (NYSE: PSN) today announced financial results for the third quarter ended September 30, 2025.

CEO Commentary

“We are pleased with our third quarter results. We delivered double-digit revenue growth, achieved 60 basis points of margin expansion, exceeded our cash flow expectation, secured defense contracts in the Administration's priority areas, and continued to deliver outstanding results in our Critical Infrastructure segment. In addition, our win rates and hiring and retention remain strong, and we completed another accretive acquisition after the quarter ended,” said Carey Smith, chair, president and chief executive officer.

"Given our healthy forward-looking financial metrics, team's strong execution, recent large contract wins, and the tailwinds we have in both segments, we remain optimistic that we will continue to deliver industry leading organic growth rates and drive long-term shareholder value.”

Third Quarter 2025 Results

Year-over-Year Comparisons (Q3 2025 vs. Q3 2024)

Total revenue for the third quarter of 2025 decreased by $188 million, or 10%, to $1.6 billion and was down 14% on an organic basis. Excluding the company's confidential contract, total revenue growth was 14% and organic revenue growth was 9% driven by growth in our Critical Infrastructure Protection, Transportation, Urban Development, and Space and Missile Defense markets. Operating income decreased 6% to $108 million primarily due to a decrease in revenue on the company's confidential contract and increased investments in bid and proposal activity and critical hires in support of our strong pipeline and large strategic pursuits aligned to the Administration's priorities. Net income decreased 11% to $64 million due to the items noted above. GAAP diluted earnings per share (EPS) attributable to Parsons was $0.59 in the third quarter of 2025, compared to $0.65 in the prior year period.

Adjusted EBITDA including noncontrolling interests for the third quarter of 2025 was $158 million, a 5% decrease over the prior year period. Adjusted EBITDA margin expanded 60 basis points to 9.8% compared to 9.2% in the third quarter of 2024. The adjusted EBITDA margin increase was driven by improved program performance and accretive acquisitions. Adjusted diluted EPS was $0.86 in the third quarter of 2025, compared to $0.95 in the third quarter of 2024. The year-over-year adjusted diluted EPS decrease was driven by the items that impacted operating income noted above.

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Segment Results

Critical Infrastructure Segment

Critical Infrastructure Year-over-Year Comparisons (Q3 2025 vs. Q3 2024)

	Three Months Ended		Growth		Nine Months Ended		Growth
(in millions)	September 30, 2025	September 30, 2024	Dollars/ Percent	Percent	September 30, 2025	September 30, 2024	Dollars/ Percent	Percent
Revenue	$833	$705	$129	18%	$2,324	$2,012	$311	15%
Adjusted EBITDA	$86	47	$39	83%	$241	$143	$98	69%
Adjusted EBITDA margin	10.3%	6.7%	3.6%	54%	10.4%	7.1%	3.3%	46%

Third quarter 2025 Critical Infrastructure revenue increased $129 million, or 18%, from the third quarter of 2024. This increase was driven by organic growth of 13% and inorganic revenue contributions from the company's BCC and TRS acquisitions. Organic growth was primarily driven by the ramp-up of recent contract wins and growth on existing contracts in both North America and the Middle East.

Third quarter 2025 adjusted EBITDA including noncontrolling interests increased by $39 million, or 83%, compared to the prior year period. Adjusted EBITDA margin increased 360 basis points to 10.3% from 6.7% in the prior year period. These increases were driven primarily by improved program performance, the ramp-up of recent awards, and our accretive BCC acquisition.

Federal Solutions Segment

Federal Solutions Year-over-Year Comparisons (Q3 2025 vs. Q3 2024)

	Three Months Ended		Growth		Nine Months Ended		Growth
(in millions)	September 30, 2025	September 30, 2024	Dollars/ Percent	Percent	September 30, 2025	September 30, 2024	Dollars/ Percent	Percent
Revenue	$789	$1,106	$(317)	(29)%	$2,437	$3,004	$(567)	(19)%
Adjusted EBITDA	$73	120	$(48)	(40)%	$215	$316	$(100)	(32)%
Adjusted EBITDA margin	9.2%	10.9%	(1.7)%	(16)%	8.8%	10.5%	(1.7)%	(16)%

Third quarter 2025 revenue decreased $317 million, or 29%, compared to the prior year period and 31% on an organic basis. Excluding the company's confidential contract, Federal Solutions' revenue increased 9%, and 5% on an organic basis. These increases were driven by growth in our Critical Infrastructure Protection, Transportation, and Space and Missile Defense markets.

Third quarter 2025 Federal Solutions adjusted EBITDA including noncontrolling interests decreased by $48 million, or 40% from the third quarter of 2024, and adjusted EBITDA margin decreased 170 basis points to 9.2% driven primarily by lower volume on the company's fixed price confidential contract and investments made in bid and proposal activity and key personnel on strategic pursuits.

Third Quarter 2025 Key Performance Indicators

▪
Book-to-bill ratio: 1.0x on net bookings of $1.6 billion.
▪
Book-to-bill ratio (trailing twelve-months): 1.0x on net bookings of $6.5 billion.
▪
Total backlog: $8.8 billion, up $48 million from Q3 2024. Funded backlog of $6.4 billion is at its highest level since the company's 2019 IPO, and represents 72% of total backlog.

parsons.com	©Parsons Corporation. All Rights Reserved. 3

▪
Cash flow from operating activities: Third quarter 2025: $163 million compared to $299 million in third quarter of 2024. For the nine months ended September 30, 2025: $311 million compared to $397 million in the prior year period.

Significant Contract Wins

Parsons continues to win new business across both segments. During the third quarter of 2025, the company won four contracts worth more than $100 million each.

▪
Awarded a new large ten-year single-award task order contract as exclusive sub-contractor to provide design and modernization support for the Holston Army Ammunition Plant Government-Owned Contractor-Operated Production & Modernization contract. This win continues our success of winning industrial base upgrades as part of the $18 billion modernization plan.
▪
Received an additional six-year, $133 million authorization to continue serving as the lead designer for the Georgia State Route 400 Express Lanes. This project will add new express lanes and use state-of-the-art traffic, incident management, and digital twin systems. The company booked the full amount on this contract during the third quarter. As a Tier 1 focus state for Parsons, this expands our Georgia Department of Transportation presence, with the state of Georgia expected to spend more than $20 billion over the next five years.
▪
Awarded two new multi-year single-award defense and security contracts for two Middle Eastern government customers, including a contract valued at over $100 million. These contracts represent new work to lead the design review and project and construction management of regional national security infrastructure programs. Additionally, the company will design border security infrastructure and facilities across critical border regions. These contracts reflect Parsons’ ability to bring its comprehensive national security, critical infrastructure protection, and program management capabilities and expertise to bear on the success of its regional customer base in the Middle East. The company booked over $100 million of these contracts during the third quarter.
▪
MPA Delivery Partners, a joint venture of three companies including Parsons, was awarded a $665 million, 4.5-year contract extension by the Gateway Development Commission to continue managing the successful delivery of the Hudson Tunnel Project. The project will build a new two-tube rail tunnel under the Hudson River and rehabilitate the existing 115-year old tunnel as well as nine miles of new passenger rail track between New York and New Jersey.
▪
Awarded an $88 million task order under the Air Base, Air Defense contract. Parsons will provide integration, upgrades, procurement, and training across the Europe and Africa areas of responsibility for the U.S. Air Force. This contract includes a one-year base period and two one-year option periods, and we booked $82 million this quarter. For the first nine months of 2025, we’ve been awarded over $190 million in task orders on this IDIQ vehicle.
▪
Awarded three contracts in the PFAS market with a total value of $23 million during the third quarter. These wins span the company's Federal Solutions and Critical Infrastructure businesses and expand its portfolio in the strategic and rapidly growing PFAS market. The company booked $16 million on these contracts during the third quarter. Year-to-date, the company has won nearly $70 million in PFAS contact awards and PFAS represents a $40 billion addressable market for Parsons. These wins represent revenue synergies with the company's TRS Group acquisition.
▪
During the third quarter, Parsons was awarded prime positions on four multiple-award IDIQ contracts by federal customers, with a combined ceiling value of $43.5 billion. Under these contracts, Parsons will compete for task orders to support efforts to mitigate threats from weapons of mass destruction for the Defense Threat Reduction Agency, deliver comprehensive logistics solutions to the U.S. Navy, and provide construction support services for

parsons.com	©Parsons Corporation. All Rights Reserved. 4

Naval and Air Force facilities located in the Indo-Pacific region and worldwide. Additionally, the company was awarded a prime position on the Washington Sound Transit multiple-award IDIQ contract by Sound Transit with a value of $1 billion. Under this contract, the company will compete for task orders to provide architecture and engineering services to support rail and transit capital projects.

Additional Corporate Highlights

Parsons continues its successful track record of acquiring strategic companies in high-growth markets that strengthens its portfolio. During the quarter, the company was recognized as one of the World’s Best Companies by TIME and Statista, one of the Best-Led Companies by Glassdoor, and received an award from ACEC New York for the company’s work on the Brooklyn Bridge Rehabilitation Project.

▪
After the third quarter of 2025 ended, Parsons announced and closed its acquisition of Applied Sciences Consulting, Inc., a Florida-based engineering firm that specializes in water and stormwater solutions for cities, counties, and water management districts across the state. The acquisition expands Parsons’ water expertise, strengthens its presence in Florida, and is consistent with the company’s strategy of completing accretive acquisitions with revenue growth and adjusted EBITDA margins of at least 10%.
▪
Recognized by TIME and Statista as one of the World’s Best Companies in 2025. The World’s Best Companies 2025 ranking is a comprehensive analysis conducted to identify the top-performing companies across the globe and were identified based on employee satisfaction, revenue growth, and sustainability.
▪
Honored by Glassdoor as one of the Best-Led Companies in 2025, based on employee reviews and ratings from the previous year. Ranked #27, Parsons is the highest-ranked company among national security and critical infrastructure firms and the only member of its peer group to be included on the list.
▪
Honored with the prestigious Diamond Award in the Structural Systems category from the American Council of Engineering Companies (ACEC) of New York for the company’s work on the Brooklyn Bridge Rehabilitation Project. This award places the Brooklyn Bridge Rehabilitation among North America’s most distinguished infrastructure projects.

Fiscal Year 2025 Guidance

The company is modifying its fiscal year 2025 revenue outlook and reiterating its adjusted EBITDA and operating cash flow guidance ranges at the mid-point. The table below summarizes the company’s fiscal year 2025 guidance.

	Current Fiscal Year 2025 Guidance	Prior Fiscal Year 2025 Guidance
Revenue	$6,400 million - $6,500 million	$6,480 million - $6,680 million
Adjusted EBITDA including non-controlling interest	$600 million - $630 million	$595 million - $635 million
Cash Flow from Operating Activities	$380 million - $460 million	$400 million - $440 million

Net income guidance is not presented as the company believes volatility associated with interest, taxes, depreciation, amortization and other matters affecting net income, including but not limited to one-time and nonrecurring events and impact of M&A, will preclude the company from providing accurate net income guidance for fiscal year 2025.

Conference Call Information

Parsons will host a conference call today, November 5, 2025, at 8:00 a.m. ET to discuss the financial results for its third quarter 2025.

parsons.com	©Parsons Corporation. All Rights Reserved. 5

Access to a webcast of the live conference call can be obtained through the Investor Relations section of the company's website (https://investors.parsons.com). Those parties interested in participating via telephone may register on the Investor Relations website or by clicking here.

A replay will be available on the company's website approximately two hours after the conference call and continuing for one year.

About Parsons Corporation

Parsons (NYSE: PSN) is a leading disruptive technology provider in the national security and global infrastructure markets, with capabilities across cyber and electronic warfare, space and missile defense, transportation, water and environment, urban development, and critical infrastructure protection. Please visit Parsons.com and follow us on LinkedIn and Facebook to learn how we’re making an impact.

Forward-Looking Statements

This Earnings Release and materials included therewith contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on our current expectations, beliefs, and assumptions, and are not guarantees of future performance. Forward-looking statements are inherently subject to uncertainties, risks, changes in circumstances, trends and factors that are difficult to predict, many of which are outside of our control. Accordingly, actual performance, results and events may vary materially from those indicated in the forward-looking statements, and you should not rely on the forward-looking statements as predictions of future performance, results or events. Numerous factors could cause actual future performance, results and events to differ materially from those indicated in the forward-looking statements, including, among others: the impact of COVID-19; any issue that compromises our relationships with the U.S. federal government or its agencies or other state, local or foreign governments or agencies; any issues that damage our professional reputation; changes in governmental priorities that shift expenditures away from agencies or programs that we support; our dependence on long-term government contracts, which are subject to the government’s budgetary approval process; the size of addressable markets and the amount of government spending on private contractors; failure by us or our employees to obtain and maintain necessary security clearances or certifications; failure to comply with numerous laws and regulations; changes in government procurement, contract or other practices or the adoption by governments of new laws, rules, regulations and programs in a manner adverse to us; the termination or nonrenewal of our government contracts, particularly our contracts with the U.S. government; our ability to compete effectively in the competitive bidding process and delays, contract terminations or cancellations caused by competitors’ protests of major contract awards received by us; our ability to generate revenue under certain of our contracts; any inability to attract, train or retain employees with the requisite skills, experience and security clearances; the loss of members of senior management or failure to develop new leaders; misconduct or other improper activities from our employees or subcontractors; our ability to realize the full value of our backlog and the timing of our receipt of revenue under contracts included in backlog; changes in the mix of our contracts and our ability to accurately estimate or otherwise recover expenses, time and resources for our contracts; changes in estimates used in recognizing revenue; internal system or service failures and security breaches; and inherent uncertainties and potential adverse developments in legal proceedings including litigation, audits, reviews and investigations, which may result in material adverse judgments, settlements or other unfavorable outcomes. These factors are not exhaustive and additional factors could adversely affect our business and financial performance. For a discussion of additional factors that could materially adversely affect our business and financial performance, see the factors including under the caption “Risk Factors” in our Annual Report with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the fiscal year ended December 31, 2024, on Form 10-K, filed on February 19, 2025, and our other filings with the Securities and Exchange Commission.

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All forward-looking statements are based on currently available information and speak only as of the date on which they are made. We assume no obligation to update any forward-looking statements made in this presentation that becomes untrue because of subsequent events, new information or otherwise, except to the extent we are required to do so in connection with our ongoing requirements under federal securities laws.

Media:	Investor Relations:
Bryce McDevitt	Dave Spille
Parsons Corporation	Parsons Corporation
(703) 851-4425	(571) 775-0408
Bryce.McDevitt@Parsons.com	Dave.Spille@Parsons.us

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PARSONS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Revenue	$1,621,748	$1,810,116	$4,760,431	$5,016,259
Direct cost of contracts	1,261,893	1,449,831	3,698,240	3,979,589
Equity in earnings (losses) of unconsolidated joint ventures	8,266	872	6,937	(18,025)
Selling, general and administrative expenses	260,166	246,169	756,279	690,391
Operating income	107,955	114,988	312,849	328,254
Interest income	1,839	4,232	5,049	9,209
Interest expense	(13,535)	(13,034)	(38,350)	(39,040)
Convertible debt repurchase loss	-	-	-	(18,355)
Other income (expense), net	1,570	1,921	8,224	(510)
Total other income (expense)	(10,126)	(6,881)	(25,077)	(48,696)
Income before income tax expense	97,829	108,107	287,772	279,558
Income tax expense	(16,035)	(22,518)	(53,702)	(58,257)
Net income including noncontrolling interests	81,794	85,589	234,070	221,301
Net income attributable to noncontrolling interests	(17,671)	(13,638)	(48,514)	(40,428)
Net income attributable to Parsons Corporation	$64,123	$71,951	$185,556	$180,873
Earnings per share:
Basic	$0.60	$0.68	$1.74	$1.70
Diluted	$0.59	$0.65	$1.69	$1.64

Weighted average number shares used to compute basic and diluted EPS

(In thousands) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Basic weighted average number of shares outstanding	106,763	106,291	106,864	106,211
Dilutive effect of stock-based awards	1,395	1,661	1,400	1,628
Dilutive effect of warrants	289	561	245	358
Dilutive effect of convertible senior notes	631	2,573	1,547	3,983
Diluted weighted average number of shares outstanding	109,078	111,086	110,056	112,180

Net income available to shareholders used to compute diluted EPS as a result of adopting the if-converted method in connection with the Convertible Senior Notes

(In thousands) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Net income attributable to Parsons Corporation	$64,123	$71,951	$185,556	$180,873
Convertible senior notes if-converted method interest adjustment	27	54	135	2,874
Diluted net income attributable to Parsons Corporation	$64,150	$72,005	$185,691	$183,747

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PARSONS CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share information)

	September 30, 2025	December 31, 2024
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents (including $91,469 and $202,121 Cash of consolidated joint ventures)	$422,554	$453,548
Accounts receivable, net (including $397,196 and $294,700 Accounts receivable of consolidated joint ventures)	1,223,904	1,100,396
Contract assets (including $9,197 and $7,906 Contract assets of consolidated joint ventures)	822,487	741,504
Prepaid expenses and other current assets (including $17,208 and $14,723 Prepaid expenses and other current assets of consolidated joint ventures)	180,100	166,952
Total current assets	2,649,045	2,462,400

Property and Equipment, net (including $2,800 and $2,971 Property and equipment of consolidated joint ventures)	125,867	111,575
Right of use assets, operating leases (including $4,208 and $5,726 Right of use assets, operating leases of consolidated joint ventures)	133,535	153,048
Goodwill	2,163,469	2,082,680
Investments in and advances to unconsolidated joint ventures	156,421	138,759
Intangible assets, net	339,426	349,937
Deferred tax assets	106,921	133,450
Other noncurrent assets	62,033	56,113
Total assets	$5,736,717	$5,487,962

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable (including $36,515 and $28,214 Accounts payable of consolidated joint ventures)	$271,415	$207,589
Accrued expenses and other current liabilities (including $213,246 and $198,797 Accrued expenses and other current liabilities of consolidated joint ventures)	912,138	894,425
Contract liabilities (including $57,327 and $66,144 Contract liabilities of consolidated joint ventures)	343,509	289,799
Short-term lease liabilities, operating leases (including $2,516 and $3,522 Short-term lease liabilities, operating leases of consolidated joint ventures)	49,514	52,725
Income taxes payable	11,375	7,701
Short Term Debt	-	463,405
Total current liabilities	1,587,951	1,915,644

Long-term employee incentives	29,838	31,818
Long-term debt	1,236,700	784,096
Long-term lease liabilities, operating leases (including $1,689 and $2,203 Long-term lease liabilities, operating leases of consolidated joint ventures)	97,673	114,386
Deferred tax liabilities	17,665	11,043
Other long-term liabilities	102,250	96,486
Total liabilities	$3,072,077	$2,953,473
Contingencies (Note 12)
Shareholders' equity:
Common stock, $1 par value; authorized 1,000,000,000 shares; 146,368,908 and 146,656,225 shares issued; 55,535,089 and 52,657,447 public shares outstanding; 50,952,945 and 54,117,904 ESOP shares outstanding	$146,369	$146,655
Treasury stock, 39,880,875 shares at cost	(815,282)	(815,282)
Additional paid-in capital	2,645,230	2,684,829
Retained earnings	605,795	426,781
Accumulated other comprehensive loss	(24,282)	(26,594)
Total Parsons Corporation shareholders' equity	2,557,830	2,416,389
Noncontrolling interests	106,810	118,100
Total shareholders' equity	2,664,640	2,534,489
Total liabilities and shareholders' equity	$5,736,717	$5,487,962

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PARSONS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands,

(Unaudited)

	For the Nine Months Ended
	September 30, 2025	September 30, 2024
Cash flows from operating activities:
Net income including noncontrolling interests	$234,070	$221,301
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	85,844	73,513
Amortization of debt issue costs	3,834	6,563
Loss (gain) on disposal of property and equipment	187	573
Convertible debt repurchase loss	-	18,355
Deferred taxes	27,841	(1,015)
Foreign currency transaction gains and losses	(5,327)	898
Equity in losses of unconsolidated joint ventures	(6,937)	18,025
Return on investments in unconsolidated joint ventures	26,562	31,770
Stock-based compensation	32,726	39,960
Contributions of treasury stock	54,023	43,372
Changes in assets and liabilities, net of acquisitions and consolidated joint ventures:
Accounts receivable	(90,740)	(116,468)
Contract assets	(70,659)	(29,597)
Prepaid expenses and other assets	(17,249)	32,884
Accounts payable	45,365	56,665
Accrued expenses and other current liabilities	(47,559)	25,654
Contract liabilities	39,497	343
Income taxes	3,713	(3,354)
Other long-term liabilities	(4,327)	(22,602)
Net cash provided by operating activities	310,864	396,840
Cash flows from investing activities:
Capital expenditures	(36,030)	(30,446)
Proceeds from sale of property and equipment	35	128
Payments for acquisitions, net of cash acquired	(118,294)	(198,875)
Investments in unconsolidated joint ventures	(62,383)	(115,446)
Return of investments in unconsolidated joint ventures	28,358	25
Net cash used in investing activities	(188,314)	(344,614)
Cash flows from financing activities:
Proceeds from borrowings under credit agreement	243,700	153,200
Repayments of borrowings under credit agreement	(243,700)	(153,200)
Proceeds from issuance of convertible notes due 2029	-	800,000
Repurchases of convertible notes due 2025	(113,405)	(495,590)
Proceeds from term loan	450,000	-
Repayment of delayed draw term loan	(350,000)	-
Payments for debt issuance costs	(2,571)	(19,185)
Contributions by noncontrolling interests	1,503	1,038
Distributions to noncontrolling interests	(62,827)	(29,006)
Repurchases of common stock	(64,994)	(10,000)
Taxes paid on vested stock	(18,958)	(19,228)
Capped call transactions	-	(88,400)
Bond hedge termination	-	195,549
Redemption of warrants	-	(104,952)
Proceeds from issuance of common stock	4,796	3,740
Net cash (used in) provided by financing activities	(156,456)	233,966
Effect of exchange rate changes	2,912	(312)
Net increase (decrease) in cash, cash equivalents, and restricted cash	(30,994)	285,880
Cash, cash equivalents and restricted cash:
Beginning of year	453,548	272,943
End of period	$422,554	$558,823

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Contract Awards

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Federal Solutions	$649,692	$1,012,432	$2,045,171	$3,100,242
Critical Infrastructure	943,317	772,304	2,820,389	2,266,867
Total Awards	$1,593,009	$1,784,736	$4,865,560	$5,367,109

Backlog

(in thousands)

	September 30, 2025	September 30, 2024
Federal Solutions:
Funded	$1,897,010	$1,982,336
Unfunded	2,409,177	2,936,109
Total Federal Solutions	4,306,187	4,918,445
Critical Infrastructure:
Funded	4,483,659	3,811,638
Unfunded	42,601	53,964
Total Critical Infrastructure	4,526,260	3,865,602
Total Backlog	$8,832,447	$8,784,047

Book-To-Bill Ratio1:

	Three Months Ended		Nine Months Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Federal Solutions	0.8	0.9	0.8	1.0
Critical Infrastructure	1.1	1.1	1.2	1.1
Overall	1.0	1.0	1.0	1.1

Non-GAAP Financial Information

The tables under "Parsons Corporation Inc. Reconciliation of Non-GAAP Measures" present Adjusted Net Income attributable to Parsons Corporation, Adjusted Earnings per Share, Earnings before Interest, Taxes, Depreciation, and Amortization (“EBITDA”), Adjusted EBITDA, EBITDA Margin, and Adjusted EBITDA Margin, reconciled to their most directly comparable GAAP measure. These financial measures are calculated and presented on the basis of methodologies other than in accordance with U.S. generally accepted accounting principles ("Non-GAAP Measures"). Parsons has provided these Non-GAAP Measures to adjust for, among other things, the impact of amortization expenses related to our acquisitions, costs associated with a loss or gain on the disposal or sale of property, plant and equipment, restructuring and related expenses, costs associated with mergers and acquisitions, software implementation costs, legal and settlement costs, and other costs considered non-operational in nature. These items have been Adjusted because they are not considered core to the company’s business or otherwise not considered operational or because these charges are non-cash or non-recurring. The company presents these Non-GAAP Measures because management believes that they are meaningful to understanding Parsons’s performance during the periods presented and the company’s ongoing business. Non-GAAP Measures are not prepared in accordance with GAAP and therefore are not necessarily comparable to similarly titled metrics or the financial results of other companies. These Non-GAAP Measures should be considered a supplement to, not a substitute for, or superior to, the corresponding financial measures calculated in accordance with GAAP.

1 Book-to-Bill ratio is calculated as total contract awards divided by total revenue for the period.

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PARSONS CORPORATION

Non-GAAP Financial Information

Reconciliation of Net Income to Adjusted EBITDA

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Net income attributable to Parsons Corporation	$64,123	$71,951	$185,556	$180,873
Interest expense, net	11,696	8,802	33,301	29,831
Income tax expense	16,035	22,518	53,702	58,257
Depreciation and amortization (a)	29,849	24,542	85,844	73,513
Net income attributable to noncontrolling interests	17,671	13,638	48,514	40,428
Equity-based compensation	11,568	21,251	30,190	44,554
Convertible debt repurchase loss	-	-	-	18,355
Transaction-related costs (b)	5,074	3,770	13,910	8,958
Restructuring (c)	292	-	2,653	-
Other (d)	1,829	539	2,374	3,565
Adjusted EBITDA	$158,137	$167,011	$456,044	$458,334
(a)
Depreciation and amortization for the three and nine months ended September 30, 2025, is $21.1 million and $60.7 million, respectively in the Federal Solutions Segment, and $8.8 million and $25.1 million, respectively in the Critical Infrastructure Segment. Depreciation and amortization for the three and nine months ended September 30, 2024, is $19.4 million and $58.7 million, respectively in the Federal Solutions Segment and $5.2 million and $14.8 million, respectively in the Critical Infrastructure Segment.
(b)
Reflects costs incurred in connection with acquisitions and other non-recurring transaction costs, primarily fees paid for professional services and employee retention.
(c)
Reflects costs associated with and related to our corporate restructuring initiatives.
(d)
Includes a combination of gain/loss related to sale of fixed assets, software implementation costs, and other individually insignificant items that are non-recurring in nature.

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PARSONS CORPORATION

Non-GAAP Financial Information

Computation of Adjusted EBITDA Attributable to Noncontrolling Interests

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Federal Solutions Adjusted EBITDA attributable to Parsons Corporation	$72,501	$120,091	$215,105	$315,413
Federal Solutions Adjusted EBITDA attributable to noncontrolling interests	11	35	73	125
Federal Solutions Adjusted EBITDA including noncontrolling interests	$72,512	$120,126	$215,178	$315,538

Critical Infrastructure Adjusted EBITDA attributable to Parsons Corporation	67,803	33,007	192,183	101,582
Critical Infrastructure Adjusted EBITDA attributable to noncontrolling interests	17,822	13,878	48,683	41,214
Critical Infrastructure Adjusted EBITDA including noncontrolling interests	$85,625	$46,885	$240,866	$142,796

Total Adjusted EBITDA including noncontrolling interests	$158,137	$167,011	$456,044	$458,334

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PARSONS CORPORATION

Non-GAAP Financial Information

Reconciliation of Net Income Attributable to Parsons Corporation to Adjusted Net Income Attributable to Parsons Corporation

(in thousands, except per share information)

	Three Months Ended		Nine Months Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Net income attributable to Parsons Corporation	$64,123	$71,951	$185,556	$180,873
Acquisition related intangible asset amortization	17,996	13,328	51,431	40,777
Equity-based compensation	11,568	21,251	30,190	44,554
Convertible debt repurchase loss	-	-	-	18,355
Transaction-related costs (a)	5,074	3,770	13,910	8,958
Restructuring (b)	292	-	2,653	-
Other (c)	1,829	539	2,374	3,565
Tax effect on adjustments	(7,829)	(8,016)	(24,235)	(29,413)
Adjusted net income attributable to Parsons Corporation	$93,053	$102,823	$261,879	$267,669
Adjusted earnings per share:
Weighted-average number of basic shares outstanding	106,763	106,291	106,864	106,211
Weighted-average number of diluted shares outstanding (d)	108,158	107,952	108,264	107,839
Adjusted net income attributable to Parsons Corporation per basic share	$0.87	$0.97	$2.45	$2.52
Adjusted net income attributable to Parsons Corporation per diluted share	$0.86	$0.95	$2.42	$2.48

(a)
Reflects costs incurred in connection with acquisitions and other non-recurring transaction costs, primarily fees paid for professional services and employee retention.
(b)
Reflects costs associated with and related to our corporate restructuring initiatives.
(c)
Includes a combination of gain/loss related to sale of fixed assets, software implementation costs, and other individually insignificant items that are non-recurring in nature.
(d)
Excludes dilutive effect of convertible senior notes due 2025 due to bond hedge.

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